UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): August 17, 2016
 BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13500 Evening Creek Drive North San Diego, California	92128
(Address of principal executive offices)	(Zip Code)
 (858) 668-2586
(Registrant’s telephone number, including area code)
 None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 ☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.
Resignation of Director
On August 17, 2016, Mr. Adarsh Sarma, a Class II director and a designee of Warburg Pincus Private Equity VIII, L.P. (“Warburg Pincus”), resigned from the Board of Directors (the “Board”) of Bridgepoint Education, Inc. (the “Company”), effective immediately. Mr. Sarma’s decision to resign from the Board was for personal reasons not related to any disagreement with the Company relating to the Company’s operations, policies or practices. Mr. Sarma is relocating to London with Warburg Pincus LLC and will therefore be replaced as one of the two Board designees of Warburg Pincus in accordance with the Nominating Agreement (as defined below).
Appointment of Director
On August 18, 2016, the Board, upon the recommendation of the Nominating and Governance Committee of the Board, elected Kenneth I. Juster to the Board, effective immediately. Mr. Juster will serve as a Class II director, with a term expiring at the annual meeting of stockholders to be held in 2017. In addition, the Board determined that Mr. Juster qualifies as independent under the rules of the New York Stock Exchange (the “NYSE”).
Mr. Juster was appointed to the Board pursuant to the Nominating Agreement, dated as of February 17, 2009, by and between the Company and Warburg Pincus (the “Nominating Agreement”). The Nominating Agreement provides that as long as Warburg Pincus beneficially owns at least 15% of the outstanding shares of Company common stock, Warburg Pincus has the right to designate two individuals for election to the Board, including the right to designate for appointment by the remaining directors of the Company an individual to fill a vacancy created on the Board as a result of the resignation of a designee of Warburg Pincus, subject to the fiduciary duties of the directors of the Company. As discussed above, Mr. Sarma, a designee of Warburg Pincus, resigned from the Board effective August 17, 2016. In accordance with the terms of the Nominating Agreement, Warburg Pincus designated Mr. Juster for appointment by the remaining directors of the Company to fill the vacancy created by the departure of Mr. Sarma.
Mr. Juster, age 61, is based in New York and joined Warburg Pincus in 2010. He focuses on a range of issues, including political risk, global public policy, and regulatory matters relating to the firm’s investment activities and portfolio companies as well as environmental, social, and governance initiatives. Prior to joining Warburg Pincus, Mr. Juster was Executive Vice President of law, policy, and corporate strategy at salesforce.com from 2005 to 2010. He also served previously as U.S. Under Secretary of Commerce from 2001 to 2005. Prior to that, Mr. Juster was a Senior Partner at Arnold & Porter, where he practiced international and regulatory law from 1981 to 1989 and 1993 to 2001. He also was the Counselor (Acting) of the U.S. Department of State from 1992 to 1993, and Deputy and Senior Adviser to Deputy Secretary of State Lawrence S. Eagleburger from 1989 to 1992. In addition, Mr. Juster served as a law clerk to Judge James L. Oakes of the United States Court of Appeals for the Second Circuit from 1980 to 1981.  Mr. Juster is Chair of the Advisory Committee of Harvard’s Weatherhead Center for International Affairs, Chair of the Board of Trustees of Freedom House, Vice Chair of the Board of Trustees of the Asia Foundation, and a member of the Trilateral Commission, the Council on Foreign Relations, and the American Academy of Diplomacy. Mr. Juster also currently serves as a director of Gold Reserve, Inc. Mr. Juster holds an A.B. in Government from Harvard College (Phi Beta Kappa), a Master in Public Policy from Harvard’s Kennedy School of Government, and a J.D. from the Harvard Law School.
In connection with his appointment to the Board and in accordance with the Company’s non-employee director compensation program, Mr. Juster will receive a base annual retainer of $45,000 for service on the Board. In addition, Mr. Juster is eligible to receive a stock option under the Company’s Amended and Restated 2009 Stock Incentive Plan, as amended, exercisable for a number of shares of Company common stock equal to the quotient of (a) $60,000, divided by (b) the Black-Scholes value of an option to purchase one share of Company common stock, with an exercise price equal to the closing price of Company common stock on the NYSE on the date of grant. Mr. Juster may be eligible for additional stock option and restricted stock unit awards that may be granted to the Company’s non-employee directors from time to time in the discretion of the Board and the Compensation Committee of the Board.
Also in connection with his appointment to the Board, Mr. Juster executed the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.33 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2016 and is incorporated herein by reference.
Mr. Juster is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES
 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2016		Bridgepoint Education, Inc.

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Title: Executive Vice President, Secretary and General Counsel